Filed Pursuant to Rule 424(b)(3)
Registration No. 333-111839

Supplement, Dated February 27, 2004, to Prospectus, Dated January 20, 2004, of UnitedGlobalCom, Inc.

Selling Stockholders. The following table of selling stockholders replaces in its entirety the table of selling stockholders in the prospectus:

	Beneficial Ownership Before The Offering		Number of Shares To Be Registered in This Offering		Beneficial Ownership After The Offering(1)
Selling Stockholders	Number of Shares of Class A Stock	Percentage of Total Common(2)	Number of Shares of Class A Stock	Percentage of Total Common(2)	Number of Shares of Class A Stock	Percentage of Total Common(2)
Non-Founders:
BCI International Investments, LLC	3,276,915	*	90,117	*	3,186,798	*
EQ Alliance Common Stock Portfolio	271,444	*	271,444	*	—	—
Alliance Global Strategic Income Trust	6,029	*	6,029	*	—	—
Capital World Growth and Income Fund, Inc	20,092	*	20,092	*	—	—
Liberty Holdings Europe, Inc.(3)	1,050,937	*	28,738	*	1,022,199	*
Liberty Media Corporation(4)	427,178,932	54.5	174,787	*	427,004,145	54.5
Liberty Media International, LLC(5)	2,401,526	*	65,670	*	2,335,856	*
Liberty UGC II, LLC(6)	2,451,916	*	67,048	*	2,384,868	*

Non-Founders Total	436,657,791	55.7	723,925	*	435,933,866	55.6

Founders:
Gene W. Schneider(7)	4,877,099	*	208,290	*	4,668,809	*
Albert M. Carollo Sr.(8)	370,000	*	230,000	*	140,000	*
Mark L. Schneider(9)	1,234,686	*	234,686	*	1,000,000	*
Curtis Rochelle(8)	370,000	*	230,000	*	140,000	*
Rochelle Limited Partnership	150,000	*	150,000	*	—	—
Rochelle Investment Limited Partnership	142,134	*	142,134	*	—	—
April Brimmer Kunz	63,200	*	63,200	*	—	—
K&R Enterprises(10)	4,000	*	4,000	*	—	—
Michael T. Fries(11)	2,414,182		14,182	*	2,400,000	*
Tina M. Wildes(12)	803,087	*	73,683	*	729,404	*

Founders Total	10,428,388	1.3	1,350,175	*	9,078,213	1.2

Total	447,086,179	57.0	2,074,100	*	445,012,079	56.8

*
Less than one percent.

(1)
Assumes all offered shares are sold.

(2)
Includes shares issuable upon exercise of Liberty's preemptive right.

(3)
Includes 5,946 shares of our Class A common stock issuable to Liberty Holdings Europe, Inc. upon the closing of a contractual preemptive right that was exercised on February 26, 2004 and assumes conversion of 893,141 shares of our Class C common stock into 893,141 shares of our Class A common stock.

(4)
Includes 6,102,551 shares of our Class A common stock held by five wholly-owned subsidiaries of Liberty Media Corporation and 2,413,355 shares of our Class A common stock issuable to Liberty Media Corporation and its wholly-owned subsidiaries upon the closing of a contractual preemptive right that was exercised on February 26, 2004 and assumes conversion of: (i) 10,493,461 shares of our Class B common stock (all of which are held by a wholly-owned subsidiary of Liberty Media Corporation) into 10,493,461 shares of our Class A common stock; and (ii) 385,828,203 shares of our Class C common stock (20,347,190 of which are held by five wholly-owned subsidiaries of Liberty Media Corporation) into 385,828,203 shares of our Class A common stock.

(5)
Includes 13,586 shares of our Class A common stock issuable to Liberty Media International, LLC upon the closing of a contractual preemptive right that was exercised on February 26, 2004 and assumes conversion of 2,040,942 shares of our Class C common stock into 2,040,942 shares of our Class A common stock.

(6)
Includes 13,871 shares of our Class A common stock issuable to Liberty UGC II, LLC upon the closing of a contractual preemptive right that was exercised on February 26, 2004 and assumes conversion of 2,083,766 shares of our Class C common stock into 2,083,766 shares of our Class A common stock.

(7)
Includes 4,668,809 shares of our Class A and Class B common stock issuable upon exercise of options and assumes conversion of 2,900,702 shares of our Class B common stock issuable upon exercise of options into 2,900,702 shares of our Class A common stock.

(8)
Includes 140,000 shares of our Class A common stock issuable upon exercise of options.

(9)
Includes 1,000,000 shares of our Class A common stock issuable upon exercise of options.

(10)
April B. Kunz, Curtis Rochelle and Marian H. Rochelle are each a director and greater than 10% shareholder of K&R Enterprises and they each disclaim beneficial ownership of these shares.

(11)
Includes 2,400,000 shares of our Class A common stock issuable upon exercise of options.

(12)
Includes 26,000 shares of our Class A common stock, and 74,000 shares of our Class A common stock issuable upon exercise of options, owned by her spouse. Ms. Wildes disclaims beneficial ownership of the shares held by her spouse. Includes 655,404 shares of our Class A common stock issuable upon exercise of options held by Ms. Wildes.